Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned officers and/or trustees of Blackstone Private Real Estate Credit and Income Fund, a Delaware statutory trust (the “Fund”), do hereby constitute and appoint each of Brian Kim, David Rosen, and William Renahan as his or her true and lawful attorneys and agents, with full power and authority (acting separately and without the other) to execute in the name and on behalf of the undersigned as such officers and/or trustees any statement of beneficial ownership pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, on Form 3, 4 or 5 (including any amendments thereto) to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by the undersigned.

IN WITNESS WHEREOF, I have executed this instrument as of the 29th day of October 2025.

/s/ Brian Kim	Chief Executive Officer and Trustee
Brian Kim

/s/ David Rosen	Chief Financial Officer
David Rosen

/s/ William Renahan	Chief Compliance Officer and Secretary
William Renahan

/s/ Timothy S. Johnson	Chairperson of the Board of Trustees
Timothy S. Johnson

/s/ Tracy Collins	Trustee
Tracy Collins

/s/ Michelle Greene	Trustee
Michelle Greene

/s/ Kristen Leopold	Trustee
Kristen Leopold